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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check this box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

        Clouser                     James                          L.
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        (Last)                      (First)                        (Middle)

        379 Thornall Street, 10th Floor
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                                   (Street)

        Edison,                     NJ                                08837
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  The WMF Group, Ltd. (WMFG)


3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)


4.  Statement for Month/Year  December, 1999


5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director     X  Officer                 10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)

    Executive Vice President
    ------------------------

7.  Individual or Joint/Group Reporting  (check applicable line)

     X  Form Filed by One Reporting Person
    ---

        Form Filed by More than One Reporting Person
    ---
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common Stock,
$0.01 par value              12/31/99     A             10,000   A        (1)        11,000(2)           D
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* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                           (Print or Type Responses)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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Explanation of Responses:

  (1) The WMF Group, Ltd. granted Mr. Clouser 10,000 shares of restricted common stock as partial consideration for his services as an officer and employee of the Company. The shares of restricted stock will vest on January 31, 2001, unless Mr. Clouser dies, becomes disabled, voluntarily terminates his employment or is terminated for cause prior to that date.

  (2) Includes 1,000 shares of unrestricted common stock and 10,000 shares of restricted common stock.

            James L. Clouser             February 10, 2000
       --------------------------------  ------------------
       **Signature of Reporting Person          Date
         James L. Clouser

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.